Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720
FOR IMMEDIATE RELEASE
GenOn provides 2011 and 2012 Guidance and
Reports Year End and 4th Quarter 2010 Results
▪	Merger closed December 3, 2010 — integration efforts proceeding smoothly

▪	Continue to expect $150 million cost savings starting January 2012

▪	Adjusted EBITDA guidance — $595 million for 2011 and $559 million for 2012
HOUSTON, TX — March 1, 2011 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $638 million for 2010 compared to $890 million for 2009. Adjusted income from continuing operations was $163 million for 2010 compared to $594 million for 2009. GenOn Energy reported a net loss of $50 million for 2010 compared to net income of $494 million for 2009. GenOn Energy was formed on December 3, 2010 through the merger of Mirant Corporation and RRI Energy, Inc. The merger was accounted for as a reverse acquisition, and Mirant was deemed to be the acquirer for accounting purposes. Therefore, the consolidated financial statements reflect Mirant’s historical financial information through December 2 and GenOn’s results thereafter, in accordance with the acquisition method of accounting for business combinations.
“Our integration efforts are going very well and we are on track to deliver $150 million of annual cost savings starting in January 2012,” said Edward R. Muller, chairman and chief executive officer of GenOn.
Guidance
GenOn introduced adjusted EBITDA guidance for 2011 and 2012 of $595 million and $559 million, respectively. The guidance is based on forward commodity prices on January 31, 2011.
Financial Information
On February 18, 2011 GenOn had 770,915,236 common shares outstanding.

Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Year Ended	Year Ended
(in millions)	December 31, 2010	December 31, 2009
Net Income (Loss)	$(50)	$494
Unrealized (gains) losses	42	(47)
Gain on bargain purchase	(518)	—
Merger-related costs	114	—
Bankruptcy charges and legal contingencies	—	(62)
Impairment losses	565	221
Potomac River settlement obligation	32	—
Other	(22)	(12)

Adjusted Income from Continuing Operations	$163	$594

Provision (benefit) for income taxes	(2)	12
Interest expense, net	253	135
Depreciation and amortization	224	149

Adjusted EBITDA	$638	$890

Adjusted EBITDA was $638 million for 2010 compared to $890 million for 2009. The decline was primarily related to a reduction in realized value of hedges and lower contributions from proprietary trading and fuel oil management. These items were partially offset by increased energy gross margin from higher power prices in the Eastern PJM region and the addition of the Western PJM/MISO assets because of the merger.
Adjusted income from continuing operations was $163 million for 2010 compared to $594 million for 2009. The decline was primarily related to lower adjusted EBITDA described above. In addition, interest expense increased resulting from lower capitalized interest because the scrubbers at the Maryland generating facilities were placed in service in December 2009 and because of interest incurred in connection with the merger. Depreciation and amortization expense increased primarily because the scrubbers at the Maryland generating facilities were placed in service in December 2009 and from the addition of the long-lived assets because of the merger.
GenOn’s net loss was $50 million for 2010 compared to net income of $494 million for 2009. The decline was primarily related to impairment losses of $523 million and $42 million for the Dickerson and Potomac River generating facilities, respectively, and a $32 million charge associated with the Potomac River settlement obligation. The funds for the Potomac River settlement obligation were previously placed with an escrow agent as part of an agreement with the City of Alexandria, Virginia to reduce particulate emissions at the Potomac River generating facility. Based on the impairment analysis for Potomac River, the planned expenditures would not be recovered in future periods. Also contributing to the decline in the reported amounts were the items listed above in adjusted income from continuing operations, merger-related costs, a decline in unrealized gross margin, and a non-recurring gain related to the MC Asset Recovery settlement with Southern Company recorded in 2009. These were partially offset by a gain on bargain purchase related to the merger in 2010 and impairment losses in 2009 related primarily to the Potomac River generating facility.
Net cash provided by operating activities was $205 million for 2010 compared to $822 million for 2009.
Total debt on December 31, 2010, excluding unamortized debt discounts and adjustments to fair value of debt totaled $6.13 billion. Included in the total debt figure is $1.5 billion of discharged and defeased debt for which funds were on deposit with escrow agents for repayment. During the first quarter of 2011, $1.129 billion of the discharged debt was repaid leaving $371 million of defeased debt outstanding. The defeased debt represents the PEDFA fixed-rate bonds, which will be repaid in the second quarter of 2011 with funds currently on deposit with an escrow agent. The unamortized debt discounts and adjustments to fair value of debt totaled ($49) million.
Total cash and cash equivalents at December 31, 2010 was $2.4 billion. When taken together with availability under existing credit facilities, GenOn’s total available liquidity at the end of 2010 was approximately $2.9 billion.
Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended
(in millions)	December 31, 2010	December 31, 2009
Net Loss	$(448)	$(104)
Unrealized losses	221	19
Gain on bargain purchase	(518)	—
Merger-related costs	101	—
Impairment losses	565	207
Potomac River settlement obligation	32	—
Other	17	(12)

Adjusted Income (Loss) from Continuing Operations	$(30)	$110

Provision (benefit) for income taxes	(3)	1
Interest expense, net	103	33
Depreciation and amortization	67	40

Adjusted EBITDA	$137	$184

Adjusted EBITDA was $137 million for the fourth quarter of 2010 compared to $184 million for the fourth quarter of 2009. The decline was primarily related to lower contributions from proprietary trading and fuel oil management, partially offset by the addition of the Western PJM/MISO assets because of the merger.

The adjusted loss from continuing operations for the fourth quarter of 2010 was $30 million compared to adjusted income from continuing operations of $110 million for the fourth quarter of 2009. The decline was related to lower adjusted EBITDA described above and higher interest expense resulting from lower capitalized interest because the scrubbers at the Maryland generating facilities were placed in service in December 2009 and because of interest incurred in connection with the merger. Depreciation and amortization expense increased primarily because the scrubbers at the Maryland generating facilities were placed in service in December 2009 and from the addition of the long-lived assets because of the merger.
GenOn’s net loss was $448 million for the fourth quarter of 2010 compared to $104 million for the fourth quarter of 2009. The decline was primarily related to impairment losses for the Dickerson and Potomac River generating facilities, a charge associated with the Potomac River settlement obligation, a decline in unrealized gross margin, merger-related costs, and the items listed above in adjusted income from continuing operations. Those increases were partially offset by a gain on bargain purchase related to the merger in 2010 and impairment losses in 2009 related primarily to the Potomac River generating facility.
Net cash used in operating activities was $144 million for the fourth quarter of 2010 compared to net cash provided by operations of $90 million for the fourth quarter of 2009.
Conference Call
GenOn Energy will host its fourth quarter 2010 earnings conference call beginning at 9:00 a.m. Eastern Time on Tuesday, March 1, 2011. The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section. A replay of the call can be accessed approximately two hours after the call’s completion.
About GenOn Energy, Inc.
GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 24,200 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its Web site at www.genon.com.
Non-GAAP Financial Measures
This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein. This press release is available in the Investor Relations section of our web site at www.genon.com. To the extent required, the Company has included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flow.
Net Income (Loss) to Adjusted Income from Continuing Operations and Adjusted EBITDA

	Year Ended	Year Ended
(in millions)	December 31, 2010	December 31, 2009
Net Income (Loss)	$(50)	$494
Unrealized (gains) losses	42	(47)
Gain on bargain purchase	(518)	—
Merger-related costs	114	—
Mirant’s accelerated vesting of stock-based compensation	24	—
Bankruptcy charges and legal contingencies	—	(62)
Severance and bonus plan for dispositions	—	13
Impairment losses	565	221
Potomac River settlement obligation	32	—
Lower of cost or market inventory adjustments, net	(4)	(31)
Lovett shut down costs	—	5
Postretirement benefits curtailment gain	(37)	—
Reimbursement of prepaid interest	(14)	—
Loss on early extinguishment of debt	9	—
Other	—	1

Adjusted Income from Continuing Operations	$163	$594

Provision (benefit) for income taxes	(2)	12
Interest expense, net	253	135
Depreciation and amortization	224	149

Adjusted EBITDA	$638	$890

Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended
(in millions)	December 31, 2010	December 31, 2009
Net Loss	$(448)	$(104)
Unrealized losses	221	19
Gain on bargain purchase	(518)	—
Merger-related costs	101	—
Mirant’s accelerated vesting of stock-based compensation	24	—
Impairment losses	565	207
Potomac River settlement obligation	32	—
Lower of cost or market inventory adjustments, net	(3)	(14)
Reimbursement for prepaid interest	(14)	—
Loss on early extinguishment of debt	9	—
Other	1	2

Adjusted Income (Loss) from Continuing Operations	$(30)	$110

Provision (benefit) for income taxes	(3)	1
Interest expense, net	103	33
Depreciation and amortization	67	40

Adjusted EBITDA	$137	$184

Net Loss to Adjusted Loss from Continuing Operations and Adjusted EBITDA Guidance

	Year Ending	Year Ending
(in millions)	December 31, 2011	December 31, 2012
Net Loss	$(565)	$(398)
Unrealized losses	308	191
Merger-related costs	63	10
Other	11	—

Adjusted Loss from Continuing Operations	$(183)	$(197)

Provision for income taxes	—	—
Interest expense, net	418	357
Depreciation and amortization	360	399

Adjusted EBITDA	$595	$559

Forward Looking Statements
This press release contains statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by terminology such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or other comparable terminology. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; (v) the ability to integrate successfully the businesses following the merger and realize cost savings and any other synergies; and (vi) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information. Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.
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